Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of October 10, 2014

by and among

3D SYSTEMS CORPORATION,
as Borrower,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,
 as Administrative Agent

and

PNC CAPITAL MARKETS LLC,
as Sole Lead Arranger and Sole Bookrunner

and

HSBC BANK USA, NATIONAL ASSOCIATION,
as Syndication Agent

TABLE OF CONTENTS

				Page
1.	CERTAIN DEFINITIONS			1
	1.1.	Certain Definitions.		1
	1.2.	Construction.		22
	1.3.	Accounting Principles; Changes in GAAP.		22
	1.4.	Calculation of Financial Covenants.		23
2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			24
	2.1.	Revolving Credit Commitments.		24
		2.1.1.	Revolving Credit Loans.	24
		2.1.2.	Swing Loan Commitment.	24
	2.2.	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.		24
	2.3.	Commitment Fees.		24
	2.4.	Termination or Reduction of Revolving Credit Commitments.		25
	2.5.	Revolving Credit Loan Requests; Swing Loan Requests.		25
		2.5.1.	Revolving Credit Loan Requests.	25
		2.5.2.	Swing Loan Requests.	25
	2.6.	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.		26
		2.6.1.	Making Revolving Credit Loans.	26
		2.6.2.	Presumptions by the Administrative Agent.	26
		2.6.3.	Making Swing Loans.	26
		2.6.4.	Repayment of Revolving Credit Loans.	27
		2.6.5.	Borrowings to Repay Swing Loans.	27
		2.6.6.	Swing Loans Under Cash Management Agreements.	28
	2.7.	Notes.		28
	2.8.	Use of Proceeds.		28
	2.9.	Letter of Credit Subfacility.		28
		2.9.1.	Issuance of Letters of Credit.	28
		2.9.2.	Letter of Credit Fees.	29
		2.9.3.	Disbursements, Reimbursement.	29
		2.9.4.	Repayment of Participation Advances.	31
		2.9.5.	Documentation.	31
		2.9.6.	Determinations to Honor Drawing Requests.	31
		2.9.7.	Nature of Participation and Reimbursement Obligations.	31
		2.9.8.	[Reserved].	33
		2.9.9.	Liability for Acts and Omissions.	33
		2.9.10.	Issuing Lender Reporting Requirements.	34
	2.10.	Defaulting Lenders.		34

i

	2.11.	Increase in Commitments.		36
		2.11.1.	Request for Increase.	36
		2.11.2.	Process for Increase.	36
		2.11.3.	Effective Date and Allocations.	36
		2.11.4.	Conditions to Effectiveness of Increase.	36
		2.11.5.	Conflicting Provisions.	37
3.	GUARANTY			37
	3.1.	Guarantied Obligations.		37
	3.2.	Guaranty.		38
	3.3.	Obligations Absolute.		38
	3.4.	Waivers, etc.		39
	3.5.	Reinstatement.		40
	3.6.	Subrogation.		40
	3.7.	No Stay.		41
	3.8.	Joint and Several Obligations.		41
	3.9.	Keepwell.		41
4.	INTEREST RATE			41
	4.1.		Interest Rate Options.	41
		4.1.1.	Revolving Credit Interest Rate Options; Swing Line Interest Rate.	42
		4.1.2.	Rate Quotations.	42
	4.2.		Interest Periods.	42
		4.2.1.	Amount of Borrowing Tranche.	42
		4.2.2.	Renewals.	42
	4.3.		Interest After Default.	42
		4.3.1.	Letter of Credit Fees, Interest Rate.	43
		4.3.2.	Other Obligations.	43
		4.3.3.	Acknowledgment.	43
	4.4.		LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.	43
		4.4.1.	Unascertainable.	43
		4.4.2.	Illegality; Increased Costs; Deposits Not Available.	43
		4.4.3.	Administrative Agent’s and Lender’s Rights.	43
	4.5.		Selection of Interest Rate Options.	44
5.	PAYMENTS			44
	5.1.	Payments.		44
	5.2.	Pro Rata Treatment of Lenders.		44
	5.3.	Sharing of Payments by Lenders.		45
	5.4.	Presumptions by Administrative Agent.		45
	5.5.	Interest Payment Dates.		45
	5.6.	Voluntary Prepayments.		46

		5.6.1.	Right to Prepay.	46
		5.6.2.	Replacement of a Lender.	46
		5.6.3.	Designation of a Different Lending Office.	47
	5.7.	Increased Costs.		47
		5.7.1.	Increased Costs Generally.	47
		5.7.2.	Capital Requirements.	48
		5.7.3.	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.	48
		5.7.4.	Delay in Requests.	48
	5.8.	Taxes.		48
		5.8.1.	Issuing Lender.	48
		5.8.2.	Payments Free of Taxes.	48
		5.8.3.	Payment of Other Taxes by the Loan Parties.	49
		5.8.4.	Indemnification by the Loan Parties.	49
		5.8.5.	Indemnification by the Lenders.	49
		5.8.6.	Evidence of Payments.	49
		5.8.7.	Status of Lenders.	49
		5.8.8.	Treatment of Certain Refunds.	51
		5.8.9.	Survival.	52
	5.9.	Indemnity.		52
6.	REPRESENTATIONS AND WARRANTIES			52
	6.1.	Representations and Warranties.		52
		6.1.1.	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.	52
		6.1.2.	Subsidiaries and Owners.	53
		6.1.3.	Investment Companies.	53
		6.1.4.	Validity and Binding Effect.	53
		6.1.5.	No Conflict; Material Agreements; Consents.	53
		6.1.6.	Litigation.	53
		6.1.7.	Financial Statements.	54
		6.1.8.	Margin Stock.	54
		6.1.9.	Full Disclosure.	54
		6.1.10.	Taxes.	55
		6.1.11.	Patents, Trademarks, Copyrights, Licenses, Etc.	55
		6.1.12.	Insurance.	55
		6.1.13.	ERISA Compliance.	55
		6.1.14.	Environmental Matters.	56
		6.1.15.	Labor Matters.	56
		6.1.16.	Solvency.	56
		6.1.17.	Anti-Money Laundering/International Trade Law Compliance.	56
		6.1.18.	Anti-Corruption.	56

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			56
	7.1.	Closing Date.		56
		7.1.1.	Deliveries.	56
		7.1.2.	Payment of Fees.	57
	7.2.	Each Loan or Letter of Credit.		57
8.	COVENANTS			57
	8.1.	Affirmative Covenants.		58
		8.1.1.	Preservation of Existence, Etc.	58
		8.1.2.	Payment of Liabilities, Including Taxes, Etc.	58
		8.1.3.	Maintenance of Insurance.	58
		8.1.4.	Maintenance of Properties and Leases.	58
		8.1.5.	Visitation Rights.	58
		8.1.6.	Keeping of Records and Books of Account.	59
		8.1.7.	Compliance with Laws; Use of Proceeds.	59
		8.1.8.	Anti-Terrorism Laws.	59
		8.1.9.	Guarantors.	59
		8.1.10.	ERISA Compliance.	59
		8.1.11.	Anti-Corruption Laws.	59
	8.2.	Negative Covenants.		59
		8.2.1.	Indebtedness.	60
		8.2.2.	Liens.	61
		8.2.3.	[Reserved].	61
		8.2.4.	Loans and Investments.	61
		8.2.5.	Dividends and Related Distributions and Restricted Payments.	62
		8.2.6.	Liquidations, Mergers, Consolidations, Acquisitions.	63
		8.2.7.	Dispositions of Assets or Subsidiaries.	64
		8.2.8.	Affiliate Transactions.	64
		8.2.9.	[Reserved].	64
		8.2.10.	Continuation of or Change in Business.	65
		8.2.11.	[Reserved].	65
		8.2.12.	Changes in Organizational Documents.	65
		8.2.13.	[Reserved].	65
		8.2.14.	Maximum Consolidated Total Leverage Ratio.	65
		8.2.15.	Minimum Interest Coverage Ratio.	65
		8.2.16.	No Burdensome Agreements (including Negative Pledges).	65
	8.3.	Reporting Requirements.		65
		8.3.1.	Quarterly Financial Statements.	65
		8.3.2.	Annual Financial Statements.	66
		8.3.3.	Certificate of the Borrower.	66
		8.3.4.	Notices.	66

9.	EVENTS OF DEFAULT			67
	9.1.	Events of Default.		67
		9.1.1.	Payments Under Loan Documents.	67
		9.1.2.	Breach of Warranty.	67
		9.1.3.	Breach of Certain Covenants.	68
		9.1.4.	Breach of Financial Statement and Compliance Certificate Covenants.	68
		9.1.5.	Breach of Other Covenants.	68
		9.1.6.	Defaults in Other Agreements or Indebtedness.	68
		9.1.7.	Final Judgments or Orders.	68
		9.1.8.	Loan Document Unenforceable.	68
		9.1.9.	Events Relating to Plans and Benefit Arrangements.	68
		9.1.10.	Change of Control.	68
		9.1.11.	Relief Proceedings.	69
	9.2.	Consequences of Event of Default.		69
		9.2.1.	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.	69
		9.2.2.	Bankruptcy, Insolvency or Reorganization Proceedings.	69
		9.2.3.	Set-off.	69
		9.2.4.	Application of Proceeds.	70
10.	THE ADMINISTRATIVE AGENT			70
	10.1.	Appointment and Authority.		70
	10.2.	Rights as a Lender.		71
	10.3.	Exculpatory Provisions.		71
	10.4.	Reliance by Administrative Agent.		72
	10.5.	Delegation of Duties.		72
	10.6.	Resignation of Administrative Agent.		72
	10.7.	Non-Reliance on Administrative Agent and Other Lenders.		73
	10.8.	Administrative Agent’s Fee.		73
	10.9.	Authorization to Release Guarantors.		73
	10.10.	No Reliance on Administrative Agent’s Customer Identification Program.		73
11.	MISCELLANEOUS			73
	11.1.	Modifications, Amendments or Waivers.		73
		11.1.1.	Increase of Commitment.	74
		11.1.2.	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.	74
		11.1.3.	Release of Guarantor.	74
		11.1.4.	Miscellaneous.	74
	11.2.	No Implied Waivers; Cumulative Remedies.		74
	11.3.	Expenses; Indemnity; Damage Waiver.		74
		11.3.1.	Costs and Expenses.	75
		11.3.2.	Indemnification by the Borrower.	75
		11.3.3.	Reimbursement by Lenders.	75

v

	11.3.4.	Waiver of Consequential Damages, Etc.	76
11.4.	Holidays.		76
11.5.	Notices; Effectiveness; Electronic Communication.		76
	11.5.1.	Notices Generally.	76
	11.5.2.	Electronic Communications.	76
	11.5.3.	Change of Address, Etc.	77
11.6.	Severability.		77
11.7.	Duration; Survival.		77
11.8.	Successors and Assigns.		77
	11.8.1.	Successors and Assigns Generally.	77
	11.8.2.	Assignments by Lenders.	78
	11.8.3.	Register.	79
	11.8.4.	Participations.	79
	11.8.5.	Certain Pledges; Successors and Assigns Generally.	80
11.9.	Confidentiality.		80
	11.9.1.	General.	80
	11.9.2.	Sharing Information With Affiliates of the Lenders.	81
11.10.	Counterparts; Integration; Effectiveness.		81
	11.10.1.	Counterparts; Integration; Effectiveness.	81
11.11.	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.		81
	11.11.1.	Governing Law.	81
	11.11.2.	SUBMISSION TO JURISDICTION.	81
	11.11.3.	WAIVER OF VENUE.	82
	11.11.4.	SERVICE OF PROCESS.	82
	11.11.5.	WAIVER OF JURY TRIAL.	82
11.12.	USA Patriot Act Notice.		82
11.13.	No Advisory or Fiduciary Responsibility.		82

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)	-	EXISTING LIENS
SCHEDULE 1.1(C)	-	MATERIAL SUBSIDIARIES
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1	-	EXISTING INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)	-	GUARANTOR JOINDER
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 5.8.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.8.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.8.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.8.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of October 10, 2014 and is made by and among 3D SYSTEMS CORPORATION, a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), as Swing Loan Lender and as an Issuing Lender.

The Borrower has requested the Lenders to provide a revolving credit facility to the Borrower.  In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.           CERTAIN DEFINITIONS

1.1. Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

 “Acquisition” shall mean, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or a substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or (b) at least a majority of the voting securities of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

 “Additional Lender” shall have the meaning specified in Section 2.11.2.

 “Administrative Agent” shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

 “Administrative Agent’s Fee” shall have the meaning specified in Section 10.8.

 “Administrative Agent’s Letter” shall have the meaning specified in Section 10.8.

 “Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 20% or more of any class of the voting or other equity interests of such Person, or (iii) 20% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

 “Anti-Corruption Laws” shall mean United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or other similar legislation in other jurisdictions.

 “Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including, but not limited to, Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

 “Applicable Commitment Fee Rate” shall mean the percentage rate per annum based on the Consolidated Total Leverage Ratio then in effect under the heading “Commitment Fee” in the pricing grid set forth in the definition of Applicable Margin.”

 “Applicable Letter of Credit Fee Rate” shall mean (x) with respect to any Standby Letter of Credit, the percentage rate per annum based on the Consolidated Total Leverage Ratio then in effect under the heading “Standby Letter of Credit Fee” in the pricing grid set forth in the definition of Applicable Margin.”; and (y) with respect to any Trade Letter of Credit, the percentage rate per annum based on the Consolidated Total Leverage Ratio then in effect under the heading “Trade Letter of Credit Fee” in the pricing grid set forth in the definition of Applicable Margin.”

“Applicable Margin” shall mean, as applicable:

(a) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans and Swing Loans under the Base Rate Option based on the Consolidated Total Leverage Ratio then in effect under the heading “Revolving Credit Base Rate Spread” in the pricing grid set forth below, or

(b) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Consolidated Total Leverage Ratio then in effect under the heading “Revolving Credit LIBOR Rate Spread” in the pricing grid set forth below.

Level	Consolidated Total Leverage Ratio	Commitment Fee	Standby Letter of Credit Fee	Trade Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread
I	Less than 2.0 to 1.0	0.20%	1.25%	0.625%	0.25%	1.25%
II	Greater than or equal to 2.0 to 1.0	0.25%	1.50%	0.75%	0.50%	1.50%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(i)           The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be set at Level I from the Closing Date until the date on which the Borrower is required to deliver the Compliance Certificate for the fiscal quarter ended September 30, 2014 in accordance with Section 8.3.3.

(ii)           The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Consolidated Total Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3.  If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level II shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(iii)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (x) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 or 4.3 or 9.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

 “Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

 “Arranger” shall mean PNC Capital Markets LLC, and its successors and assigns, in its capacity as sole lead arranger hereunder

 “Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8, in substantially the form of Exhibit 1.1(A).

 “Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, General Counsel or Director of Finance and Treasury of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

 “Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Federal Funds Open Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 100 basis points (1.0%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

 “Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i).

 “Borrower” shall have the meaning specified in the introductory paragraph.

 “Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

 “Borrowing Tranche” shall mean specified portions of Loans outstanding as follows:  (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

 “Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

 “Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

 “Cash Management Agreements” shall have the meaning specified in Section 2.6.6.

 “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

 “Change of Control” shall mean an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote generally in the election of members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

 “CIP Regulations” shall have the meaning specified in Section 10.10.

 “Closing Date” shall mean October 10, 2014.

 “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

 “Commitment” shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and “Commitments” shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

 “Commitment Fee” shall have the meaning specified in Section 2.3.

 “Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

 “Compliance Authority” means each and all of the (a) the United States Government (including without limitation, the Office of Foreign Assets Control), (b) the United National Security Council, (c) the European Union or (d) Her Majesty’s Treasury.

 “Compliance Certificate” shall have the meaning specified in Section 8.3.3.

 “Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

 “Consolidated EBITDA” shall mean for any period of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) net income for such period plus (ii) to the extent deducted in determining net income for such period, (a) depreciation, (b) amortization, (c) other non-cash charges to net income and non-cash expenses (including, but not limited to, non- cash stock-based compensation expenses), (d) interest expense and income tax expense, (e) one time and non-recurring third-party transaction fees, costs and expenses directly incurred and paid in cash in connection with the consummation of any Permitted Acquisition or other Investment permitted under Section 8.2.4 hereof so long as the Borrower provides the Administrative Agent with a detailed summary of such fees, costs and expenses within forty-five (45) days of closing such Permitted Acquisition or other Investment, (f) one time and non-recurring cash consolidation or restructuring charges, integration costs and Costs Savings and Synergies incurred in connection with any Permitted Acquisition or other Investment permitted under Section 8.2.4 hereof in an aggregate amount not to exceed the greater of (x) 10% of Consolidated EBITDA (prior to giving effect to such add-backs) and (y) $10,000,000, in each case in any test period and (g) other one time or extraordinary cash charges for such period as mutually agreed between the Borrower and the Administrative Agent minus (iii) non-cash credits to net income for such period, in each case as determined in accordance with GAAP.

  “Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) Consolidated EBITDA for the four fiscal quarter period then ending calculated in accordance with GAAP (ii) to cash interest expense for the four fiscal quarter period then ending calculated in accordance with GAAP.

 “Consolidated Total Funded Indebtedness” shall mean, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business but including any earn out or similar obligations to the extent such obligation would be reflected as a liability on the balance sheet in accordance with GAAP), (e)  Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) net obligations of such Person under any Hedge Agreement, (g) any Guaranty with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

 “Consolidated Total Leverage Ratio” shall mean, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) Consolidated Total Funded Indebtedness as of such date of determination (ii) to Consolidated EBITDA for the four fiscal quarter period then ending.

 “Costs Savings and Synergies” means, for any period, costs savings and synergies (including cost savings from head count reduction, closure of facilities and similar restructuring charges) for such period reflective of actual or reasonably anticipated costs savings and synergies expected to be realized or achieved in the twelve months following the action or event giving rise thereto, net of the amount of actual benefits realized during such period from such action or event, as determined in good faith; provided that, such costs savings and synergies shall be directly attributable to the Permitted Acquisition or other Investment permitted under Section 8.2.4 hereof, expected to have a continuing impact and factually supportable, in each case determined on a basis consistent with Article 11 of Regulation S-X and which shall be certified to meet the foregoing requirements in the applicable Compliance Certificate delivered for the applicable determination date by the chief financial officer of the Borrower.

“Covered Entity” means the Borrower, the Guarantors, their Subsidiaries and Affiliates and the directors, officers, employees and agents of the Borrower and its Subsidiaries acting in any capacity in connection with the Loans.

 “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

 “Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

 “Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

 “Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrower, as the case may be, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 5.3 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.

 As used in this definition and in Section 2.10, the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

 “Dollar, Dollars, U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.

 “Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States.

 “Drawing Date” shall have the meaning specified in Section 2.9.3.

 “Environmental Laws” shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) protection of employees from exposure to regulated substances in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

 “Equity Interests” shall have the meaning specified in Section 6.1.2.

 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

 “ERISA Affiliate” shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and treated as a single employer under Section 414 of the Code.

 “ERISA Event” shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, including liability in its capacity as an ERISA Affiliate of another entity.

 “ERISA Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

 “Event of Default” shall mean any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

 “Excluded Hedge Agreement” shall mean, with respect to any Guarantor, any Hedge Agreement if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, such Hedge Agreement (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Guarantor becomes effective with respect to such Hedge Agreement; provided that, for the avoidance of doubt, in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the keepwell agreement set forth in Section 3.9 shall be taken into account.  If a Hedge Agreement arises under a master agreement governing more than one contract, such exclusion shall apply to only the portion of such Hedge Agreement that is attributable to contracts for which such Guaranty is or becomes illegal.

 “Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.8.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.8.7, and (iv) any U.S. federal withholding Taxes imposed under FATCA. (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

 “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

 “Expiration Date” shall mean October 10, 2019.

 “Facility Outstandings” shall mean, as of any date of determination, the sum of the following (i) outstanding Revolving Credit Loans, plus (ii) outstanding Swing Line Loans plus (iii) outstanding Reimbursement Obligations and Letter of Credit Borrowings.

 “FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

 “Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

 “Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

 “Foreign Lender” shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

 “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

 “GAAP” shall mean generally accepted accounting principles as are in effect from time to time, and applied on a consistent basis (subject to the provisions of Section 1.3).

 “Guarantied Obligations” shall have the meaning specified in Section 3.1.

 “Guarantor” shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.

 “Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G).

 “Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

 “Hedge Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (and such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

 “ICC” shall have the meaning specified in Section 11.11.1.

“Immaterial Subsidiary” shall mean, as of any date of determination, any direct or  indirect Subsidiary of the Borrower and any Person that becomes a direct or indirect Subsidiary of the Borrower, in each case that accounts for (i) less than 5% of total consolidated assets of the Borrower and its Subsidiaries and (ii) less than 5% of consolidated gross domestic revenue of the Borrower and its Subsidiaries.

 “Increase Effective Date” shall have the meaning specified in Section 2.11.3.

 “Indebtedness” shall mean, as to any Person at any time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Hedge Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business but including any earn out or similar obligations to the extent such obligation would be reflected as a liability on the balance sheet in accordance with GAAP);

(e) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (excluding, in each case, redemption of unvested restricted stock awards from employees who are no longer employed by such Person and any cash paid in lieu of fractional shares in connection with any stock split or the redemption of any convertible note); and

(h) any Guaranty of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

 “Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

 “Indemnitee” shall have the meaning specified in Section 11.3.2.

 “Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

 “Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

 “Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one week, one, two, three or six Months.  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

 “Interest Rate Option” shall mean any LIBOR Rate Option or Base Rate Option.

 “Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation of interest in, another Person, including any partnership or Joint Venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

 “IRS” shall mean the United States Internal Revenue Service.

 “ISP98” shall have the meaning specified in Section 11.11.1.

 “Issuing Lender” shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Borrower, Administrative Agent and such other Lender may mutually agree from time to time to issue Letters of Credit hereunder.

 “Joint Venture” shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

 “Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

 “Lender Bank Products” shall mean agreements or other arrangements under which any Lender-Related Bank Product Provider provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) any other treasury or cash management services.

 “Lender Provided Hedge Agreement” shall mean a Hedge Agreement which is provided by any Lender-Related Hedge Provider.

 “Lender-Related Bank Product Provider” shall mean any Person that, (a) (i) at the time it provides any Bank Product to any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has provided a Bank Product to any Loan Party that exists on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Lender-Related Bank Product Provider is PNC and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Bank Product.  In no event shall any Lender-Related Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Section 10 shall be deemed to include such Lender-Related Bank Product Provider.  In no event shall the approval of any such Person in its capacity as Lender-Related Bank Product Provider be required in connection with the release or termination of any guaranty hereunder.

“Lender-Related Hedge Provider” shall mean any Person that, (a) (i) at the time it enters into a Hedge Agreement with any Loan Party, is a Lender or an Affiliate of a Lender or (ii) has entered into a Hedge Agreement with any Loan Party that exists on the Closing Date, and such Person is a Lender or an Affiliate of a Lender on the Closing Date and (b) except when the Lender-Related Hedge Provider is PNC and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of the existence of such Hedge Agreement.  In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Section 10  shall be deemed to include such Lender-Related Hedge Provider.  In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any guaranty hereunder.

 “Lenders” shall mean the financial institutions named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

 “Letter of Credit” shall have the meaning specified in Section 2.9.1.

 “Letter of Credit Borrowing” shall have the meaning specified in Section 2.9.3.

 “Letter of Credit Fee” shall have the meaning specified in Section 2.9.2.

 “Letter of Credit Obligation” shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

 “Letter of Credit Sublimit” shall have the meaning specified in Section 2.9.1.

 “LIBOR Rate” shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent in its reasonable discretion as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR	=	or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.  If the LIBOR Rate shall at any time be less than zero then the LIBOR Rate shall be zero.

 “LIBOR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii).

 “LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

 “Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

 “Loan Documents” shall mean this Agreement, the Notes, any Working Cash Sweep Agreement and any other instruments, certificates or documents delivered in connection herewith or therewith.

 “Loan Parties” shall mean the Borrower and the Guarantors.

 “Loan Request” shall have the meaning specified in Section 2.5.

 “Loans” shall mean collectively and “Loan” shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

 “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower and the Guarantors taken as a whole to perform their obligations under the Loan Documents to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

 “Material Domestic Subsidiary” shall mean any direct or indirect Domestic Subsidiary of the Borrower and any Person that becomes a direct or indirect Domestic Subsidiary of the Borrower, which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 8.3.1 or Section 8.3.2 accounts for (i) 5% or more of total consolidated assets of the Borrower and its Subsidiaries or (ii) 5% or more of consolidated gross domestic revenue of the Borrower and its Subsidiaries; provided that, if as of the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.3.1 or Section 8.3.2 (x) the aggregate amount of the total consolidated assets of the Borrower and its Subsidiaries attributable to Domestic Subsidiaries that are not Material Domestic Subsidiaries is equal to or greater than twenty percent (20%) of the total consolidated assets of the Borrower and its Subsidiaries for any such period as of the end of any such fiscal quarter or (y) the aggregate amount of the consolidated gross domestic revenue of the Borrower and its Subsidiaries attributable to Domestic Subsidiaries that are not Material Domestic Subsidiaries is equal to or greater than twenty percent (20%) of consolidated gross domestic revenue of the Borrower and its Subsidiaries as of the end of any such fiscal quarter, then, in each case, the Borrower shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries.  All Material Domestic Subsidiaries as of the Closing Date are set forth on Schedule 1.1(C).

 “Month”, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

 “Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

 “Non-Consenting Lender” shall have the meaning specified in Section 11.1.

 “Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

 “Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrower that is not a Guarantor.

 “Notes” shall mean collectively, and “Note” shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.

 “Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Hedge Agreement and (iii) any Lender Provided Bank Products; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Hedge Agreement with respect to such Loan Party.

 “Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

 “Order” shall have the meaning specified in Section 2.9.9.

 “Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

 “Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2).

 “Participant” has the meaning specified in Section 11.8.4.

 “Participant Register” shall have the meaning specified in Section 11.8.4.

 “Participation Advance” shall have the meaning specified in Section 2.9.3.

 “Payment Date” shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

 “Payment In Full” and “Paid in Full” shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than unasserted indemnity obligations), termination of the Commitments and expiration or termination of all Letters of Credit.

 “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

 “Permitted Acquisitions” shall mean, investments consisting of an Acquisition by any Loan Party or any Subsidiary of a Loan Party, provided that (a) no Default shall have occurred and be continuing or would result from such Acquisition, (b) in the case of an Acquisition of the equity interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) to the extent there are any Facility Outstandings at the time of such Acquisition (or after giving effect thereto), the Loan Parties shall have, on a pro forma basis, a Consolidated Total Leverage Ratio of no greater than 3.00 to 1.0 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 8.3.1 or 8.3.2, (d) to the extent the amount of Facility Outstandings is $50,000,000 or more (including after giving effect to any Loans that will be borrowed to finance such Acquisition), the Borrower shall have delivered to the Administrative Agent at least three (3) Business Days prior to such Acquisition (i) a Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a pro forma basis, the Loan Parties would have a Consolidated Total Leverage Ratio of no greater than 3.00 to 1.0 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 8.3.1 or 8.3.2, and (ii) pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter in a form satisfactory to the Administrative Agent, and (e) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date).  For the avoidance of doubt, to the extent each of the above conditions is satisfied no further consent with respect to such Acquisition shall be required from the Administrative Agent or any Lender.

 “Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(b) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(c) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(d) money market or mutual funds whose investments are limited to those types of investments described in clauses (a)-(c) above; and

(e) investments made under the Cash Management Agreements or under cash management agreements with any other Lenders.

 “Permitted Liens” shall mean:

(a) Liens for taxes, assessments, or similar charges, which are not yet due and payable or are being contested in good faith through appropriate proceedings with adequate reserves established in accordance with GAAP;

(b) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(c) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith through appropriate proceedings with adequate reserves established in accordance with GAAP, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default or are being contested in good faith through appropriate proceedings with adequate reserves established in accordance with GAAP;

(d) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e) Encumbrances, including, but not limited to, zoning, building and land use Laws and restrictions, easements, rights-of-way, covenants, other restrictions on the real property and all matters of record or that would be shown on an accurate survey of the real property, none of which materially impairs the use of such property, and none of which is violated in any material respect by existing or proposed structures or land use;

(f) Any Lien existing on the date of this Agreement and described on Schedule 1.1(B), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(g) purchase money Liens upon or in any fixed or capital assets or proceeds thereof to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any capital lease obligations); provided (i) that such Lien secures Indebtedness permitted under Section 8.2.1(iii); (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset; provided, further, that in each case, individual financings of fixed and other capital assets provided by one lender or lessor may be cross-collateralized to other outstanding financings of fixed or capital assets provided by such lender or lessor to the extent such other financing is otherwise permitted under Section 8.2.1(iii);

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1.6, and Liens arising under ERISA or the Code with respect to an employee benefit plan not constituting an Event of Default under Section 9.19;

(i) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii);

(j) Liens arising from filing UCC financing statements relating solely to (i) operating leases and (ii) consignments and/or bailments;

(k) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(l) Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Subsidiary of the Borrower after the date hereof (including any replacements, renewals or extensions thereof); provided that (x) any Indebtedness secured thereby is permitted by this Agreement and such Liens cover solely the property so acquired or the property of the Person that became a Subsidiary and are not expanded to cover additional property (other than proceeds and products thereof and accessions thereto), (y) such Liens shall not have been created in contemplation of such Acquisition and (z) the aggregate principal amount of any Indebtedness secured thereby is otherwise permitted under Section 8.2.1(vi);

(m) Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n) licenses (with respect to intellectual property and other property), leases or subleases granted to third parties and not adversely interfering in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries; and

(o) Other Liens securing Indebtedness in an aggregate amount not to exceed $20,000,000.

 “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

 “Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

 “PNC” shall mean PNC Bank, National Association, its successors and assigns.

 “Prime Rate” shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

 “Principal Office” shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

 “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

 “Qualified ECP Guarantor” shall have the meaning specified in Section 3.9.

 “Ratable Share” shall mean, with respect to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

 “Recipient” shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

 “Reimbursement Obligation” shall have the meaning specified in Section 2.9.3.

 “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

 “Relief Proceeding” shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

 “Required Lenders” shall mean, at any time, Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

 “Revolving Credit Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified, including in connection with Section 2.11 hereof, and “Revolving Credit Commitments” shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

 “Revolving Credit Increase” shall have the meaning specified in Section 2.11.1.

    “Revolving Credit Increase Lender” shall have the meaning specified in Section 2.11.4.

 “Revolving Credit Loans” shall mean collectively and “Revolving Credit Loan” shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or 2.9.3.

 “Revolving Facility Usage” shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

 “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority.

   “Sanctioned Person” means any (i) a Person listed on any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by any Compliance Authority, or (ii) (A) an agency of the government of a Sanctioned Country or (B) an organization controlled by a Sanctioned Country.

 “Sanctions” means any sanction administered or enforced by any Compliance Authority.

 “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

 “Solvent” shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

 “Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

 “Standby Letter of Credit” shall have the meaning specified in Section 2.9.1.

 “Statements” shall have the meaning specified in Section 6.1.7(i).

 “Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) over which the power to direct or cause the direction of the management or policies, whether through the ability to exercise voting power, by contract or otherwise is possessed by such Person or one or more of such Person’s Subsidiaries.

 “Subsidiary Equity Interests” shall have the meaning specified in Section 6.1.2.

 “Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to $15,000,000.

 “Swing Loan Lender” shall mean PNC, in its capacity as a lender of Swing Loans.

 “Swing Loan Note” shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

 “Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.5.2 hereof.

 “Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 hereof.

 “Synthetic Lease Obligations” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

 “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

 “Trade Letter of Credit” shall have the meaning specified in Section 2.9.1.

 “UCP” shall have the meaning specified in Section 11.11.1.

 “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

 “U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

 “U.S. Tax Compliance Certificate” shall have the meaning specified in Section 5.8.7.

 “Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Working Cash Sweep Agreement” shall have the meaning specified in Section 2.6.3.2.

1.2. Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.

1.3. Accounting Principles; Changes in GAAP.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with, those used in preparing the audited financial statements for the fiscal year ending December 31, 2013 prior to the Closing Date and any subsequent audited financial statements delivered in accordance with Section 8.3.2 hereof.  Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Consolidated Total Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of (i) any change in GAAP occurring after the Closing Date or (ii) any change in the application of accounting principles adopted by the Borrower from time to time which change in application is permitted by GAAP, in each case, on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 8.2, any related definition and/or the definition of the term Consolidated Total Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Consolidated Total Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 8.3.1 and 8.3.2 of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made in a manner such that any obligations relating to a lease that was accounted for by such Person as an operating lease as of the date of this Agreement and any similar lease entered into after the date of this Agreement by such Person shall be accounted for as obligations relating to an operating lease and not as capital lease obligations.

1.4. Calculation of Financial Covenants.  Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that all calculations of the Consolidated Total Leverage Ratio and the Consolidated Interest Coverage Ratio (including for purposes of determining the Applicable Margin) shall be made on a pro forma basis with respect to (x) any sale, lease, transfer or other disposition of all of the Equity Interests or all or substantially all of the assets of, a Subsidiary, (y) any sale, lease, transfer or other disposition of a line of business or division of any Loan Party or any Subsidiary, or (z) any Acquisition, in each case, occurring during the applicable period and that for purposes of calculating such financial covenants, any such transaction (including the incurrence of any Indebtedness therewith) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Sections 8.3.1 or Section 8.3.2.  In connection with the foregoing, (a) with respect to any disposition referenced above in clauses (x) or (y), (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

2.           REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1. Revolving Credit Commitments.

2.1.1. Revolving Credit Loans.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2. Swing Loan Commitment.  Subject to the terms and conditions hereof (including the agreements of the Lenders in this Section 2.1.2) and relying upon the representations and warranties herein set forth, and subject to the terms and conditions of any Working Cash Sweep Agreement, PNC shall make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $15,000,000, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders.  Within such limits of time and amount and subject to the other provisions of this Agreement and any Working Cash Sweep Agreement in effect, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.  Immediately upon the making of a Swing Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Loan Lender a risk participation in such Swing Loan in an amount equal to the product of such Lender’s Ratable Share times the amount of such Swing Loan.

2.2. Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.  Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 in accordance with its Ratable Share.  The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3. Commitment Fees.  Accruing from the date hereof until the date on which the aggregate Revolving Credit Commitments terminate in accordance with the terms of this Agreement, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the provisos in the directly preceding sentence, all Commitment Fees shall be payable in arrears quarterly on each Payment Date.

2.4. Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders.  Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.  Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.9 hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated.  Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable; provided that any notice of a termination in full of the Revolving Credit Commitments under this Section 2.4 may be conditioned solely upon the effectiveness of another credit facility or any other financing, sale or similar transaction.

2.5. Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1. Revolving Credit Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2, by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option.

2.5.2. Swing Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.6. Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1. Making Revolving Credit Loans.  The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5, notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2.  Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2, fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2.

2.6.2. Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3. Making Swing Loans.

2.6.3.1. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.6.3.2. In order to facilitate the borrowing of Swing Loans, the Borrower and the Swing Loan Lender may mutually agree to, and are hereby authorized to, enter into a Working Cash Sweep Agreement in form and substance satisfactory to the Administrative Agent and the Swing Loan Lender (the “Working Cash Sweep Agreement”) providing for the automatic advance by the Swing Loan Lender of Swing Loans under the conditions set forth in such agreement, which shall be in addition to the conditions set forth herein.  At any time a Working Cash Sweep Agreement is in effect, the requirements for borrowings of all Swing Loans set forth in the immediately preceding paragraph shall not apply, and all Swing Loans shall be made in accordance with the Working Cash Sweep Agreement.  For purposes of determining the Revolving Facility Usage at any time during which a Working Cash Sweep Agreement is in effect, the outstanding amount of all Swing Loans shall be deemed to be the sum of the outstanding amount of all Swing Loans at such time plus the maximum amount available to be borrowed under such Working Cash Sweep Agreement at such time.  For purposes of any borrowing of Swing Loans pursuant to the Working Cash Sweep Agreement, all references to PNC Bank, National Association shall be deemed to be a reference to PNC, in its capacity as Swing Loan Lender hereunder.

2.6.4. Repayment of Revolving Credit Loans.  The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.6.5. Borrowings to Repay Swing Loans.

2.6.5.1. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations.  Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 without regard to any of the requirements of that provision.  PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.6.5.2. If for any reason any Swing Loan cannot be refinanced by such a Revolving Credit Loan  in accordance with the foregoing Section 2.6.5.1, the request for Base Rate Loans submitted by the Swing Loan Lender as set forth herein shall be deemed to be a request by the Swing Loan Lender that each of the Lenders fund its risk participation in the relevant Swing Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Loan Lender pursuant to the foregoing Section 2.6.5.1 shall be deemed payment in respect of such participation.

2.6.5.3. If any Lender fails to make available to the Administrative Agent for the account of the Swing Loan Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6 by the time specified in Section 2.6.1, the Swing Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Loan Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate of determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Loan Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loans included in the relevant Revolving Credit Loans or funded participation in the relevant Swing Loan, as the case may be.  A certificate of the Swing Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.6.5.3 shall be conclusive absent manifest error.

2.6.5.4. Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Loans pursuant to this Section 2.6 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Loan Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Loans, together with interest as provided herein.

2.6.6. Swing Loans Under Cash Management Agreements.  In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3, without the requirement for a specific request from the Borrower pursuant to Section 2.5.2, PNC as the Swing Loan Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swing Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements.  Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2, (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2, (iii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5, and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.

2.7. Notes.  The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.8. Use of Proceeds.  The proceeds of the Loans shall be used for working capital, capital expenditures, acquisitions, research and development and other lawful corporate purposes.

2.9. Letter of Credit Subfacility.

2.9.1. Issuance of Letters of Credit.  The Borrower or any Loan Party may at any time prior to the Expiration Date request the issuance of a standby letter of credit (each a “Standby Letter of Credit”) or a trade letter of credit (each a “Trade Letter of Credit” and together with each Standby Letter of Credit, individually, a “Letter of Credit” and collectively, the “Letters of Credit”) on behalf of itself, another Loan Party or any Subsidiary of a Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least ten (10) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance.  Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof.  Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance (but such Letter of Credit may provide for the renewal thereof for additional one-year periods), and (B) in no event expire later than the Expiration Date; provided, further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $5,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments.  Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.9.2. Letter of Credit Fees.  The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit.  All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit.  The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect reasonable and customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3. Disbursements, Reimbursement.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.9.3.1. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender.  In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 other than any notice requirements.  Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2. Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount.  If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date.  The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.

2.9.3.3. With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.  Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4. Repayment of Participation Advances.

2.9.4.1. Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.9.4.2. If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5. Documentation.  Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence, bad faith or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6. Determinations to Honor Drawing Requests.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7. Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1, 2.5, 2.6 or 7.2 or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8. [Reserved].

2.9.9. Liability for Acts and Omissions.  As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence or in Section 2.9.7 shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence, bad faith or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of this Section 2.9.9 or the wrongful dishonor made by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, or any present or future de jure or de facto government or Official Body.  In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

2.9.10. Issuing Lender Reporting Requirements.  Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.10. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3;

(ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(a) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Default or Event of Default has occurred and is continuing at such time;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;

(d) if the Letter of Credit Obligations of the Non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Share; and

(e) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

(iv) so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.10(iii)(a) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

2.11 Increase in Commitments.

2.11.1 Request for Increase.  The Borrower may from time to time, request by notice to the Administrative Agent an increase in the Revolving Credit Commitments (each, a “Revolving Credit Increase”); provided that (i) the principal amount of any Revolving Credit Increase requested pursuant to this Section 2.11 shall not exceed $75,000,000, (ii) any such request for a Revolving Credit Increase shall be in a minimum amount of $25,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section) or a whole multiple of $1,000,000 in excess thereof, (iii) no Revolving Credit Increase shall (A) increase the Letter of Credit Sublimit without the consent of each Issuing Lender or (B) increase the Swing Loan Sublimit without the consent of the Swing Loan Lender, (iv) not more than three (3) requests for Revolving Credit Increases may be made by the Borrower during the term of this Agreement and (v) each Revolving Credit Increase shall constitute Obligations hereunder and shall be guaranteed pursuant to the terms of Section 3 hereof on a pari passu basis with the other Obligations hereunder.

2.11.2 Process for Increase.  Revolving Credit Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.11 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other Person that qualifies as an assignee (each such other Person, an “Additional Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that (i) the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld) to each such Lender or proposed Additional Lender providing such Revolving Credit Increase and (ii) each Issuing Lender shall have consented (such consent not to be unreasonably withheld) to each such Lender or proposed Additional Lender providing such Revolving Credit Increase if such consent by the Issuing Lender would be required under Section 11.8.2 for an assignment of Loans or Revolving Credit Commitments to such Lender or proposed Additional Lender.  No Lender shall have any obligation to increase its Revolving Credit Commitment and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Revolving Credit Increase.

2.11.3 Effective Date and Allocations.  The Administrative Agent and the Borrower shall determine the effective date of any Revolving Credit Increase (the “Increase Effective Date”) and the final allocations therefor.  The Administrative Agent shall promptly notify the Lenders of the final allocation of such Revolving Credit Increase and the Increase Effective Date.

2.11.4 Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by an Authorized Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Revolving Credit Increase and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.11, the representations and warranties contained in subsections (a) and (b) of Section 6.1.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.1, (B) no Default or Event of Default exists and is continuing and (C) the Borrower and its Subsidiaries are in compliance on a pro forma basis with each of the financial covenants contained in Sections 8.2.14 and 8.2.15 (which, for the purposes of the pro forma calculation required herein, shall be determined regardless of whether the covenants in such Section would otherwise have been required to be tested pursuant to the terms thereof at such time).  Each Revolving Credit Increase shall have the same terms as the outstanding Revolving Credit Loans and be part of the existing revolving credit facilities hereunder.  Upon each Revolving Credit Increase (x) each Lender having a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Increase (each, a “Revolving Credit Increase Lender”) in respect of such increase, and each such Revolving Credit Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Loans, will, in each case, equal each Lender’s Ratable Share (after giving effect to such increase in the Revolving Credit Commitments) and (y) if, on the date of such increase there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall, on or prior to the effectiveness of such Revolving Credit Increase, be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by any amounts required to be paid pursuant to Section 5.7 to the extent necessary to keep the outstanding Loans ratable with any revised Ratable Shares arising from such Revolving Credit Increase.

2.11.5 Conflicting Provisions.  This Section shall supersede any provisions in Section 5.3 or 11.1 to the contrary.

3.           GUARANTY

3.1. Guarantied Obligations.   To induce the Lenders to make loans and grant other financial accommodations to the Borrower hereunder, each Guarantor jointly and severally unconditionally, and irrevocably, guaranties to the Administrative Agent, each Lender and any Affiliate of any Lender in connection with a Hedge Agreement or Lender Bank Products; and becomes surety, as though it were a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar laws of any country or jurisdiction) of all Obligations, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower or any other Guarantor to the Administrative Agent, any Lender or any Affiliate of any Lender under or in connection with this Agreement or any other Loan Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”).  Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty if the Administrative Agent or any Lender (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Guarantied Obligations, to any other Person.  Notwithstanding any provision to the contrary contained herein or any other of the Loan Documents, Hedge Agreements or Lender Bank Products, the “Guarantied Obligations” of a Guarantor that are guaranteed under this Article III shall exclude any Excluded Hedge Agreements with respect to such Guarantor.

3.2. Guaranty.   Each Guarantor hereby promises to pay and perform all such Guarantied Obligations immediately upon demand of the Administrative Agent.  All payments made hereunder shall be made by each Guarantor in immediately available funds in U.S. Dollars and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.

3.3. Obligations Absolute.  The obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by the Administrative Agent, or the Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.  Each of the Guarantors agrees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents.  Without limiting the generality of the foregoing, to the fullest extent permitted by law, each Guarantor hereby consents to, at any time and from time to time, and the joint and several obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:

3.3.1           Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guarantied Obligations and regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guarantied Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent, each Lender or any other Person with respect thereto;

3.3.2           Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of the Guarantied Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Guarantied Obligations;

3.3.3           Any failure to assert any breach of or default under any Loan Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Guarantied Obligations; any refusal of payment or performance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guarantied Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guarantied Obligations, any application to particular Guarantied Obligations;

3.3.4           Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Administrative Agent, or any other Person in respect of, any direct or indirect security for any of the Guarantied Obligations.  As used in this Guaranty, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;

3.3.5           Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower or any other Person; or any action taken or election made by the Administrative Agent (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), the Borrower, or any other Person in connection with any such proceeding;

3.3.6           Any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Borrower or any other person with respect to any Loan Document or any of the Guarantied Obligations (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid); or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Guarantied Obligations;

3.3.7           Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting only full, strict, and indefeasible payment and performance of the Guarantied Obligations in full; and

3.3.8           Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guaranty pursuant to Section 8.1.9 of this Agreement and each Guarantor affirms that its obligations shall continue hereunder undiminished.

3.4. Waivers, etc.  To the fullest extent permitted by applicable law, each of the Guarantors hereby waives any defense to or limitation on its obligations under this Guaranty arising out of or based on any event or circumstance referred to in Section 3.3 hereof.  Without limitation and to the fullest extent permitted by applicable law, each Guarantor waives each of the following:

3.4.1           All notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following:  any notice of any event or circumstance described in Section 3.3 hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Guarantied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any default or any failure on the part of the Borrower or any other Person to comply with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person;

3.4.2           Any right to any marshalling of assets, to the filing of any claim against the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any requirement of promptness or diligence on the part of the Administrative Agent, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Loan Document, and any requirement that any Guarantor receive notice of any such acceptance;

3.4.3           Any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guarantied Obligations), which results in denial or impairment of the right of the Administrative Agent to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Guarantied Obligations; and

3.4.4           Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid).

3.5. Reinstatement.  This Guaranty is a continuing obligation of the Guarantors and shall remain in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance.  Upon Payment in Full, this Guaranty shall terminate; provided, however, that this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by the Administrative Agent or any Lender upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, the Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

3.6. Subrogation.  Each Guarantor waives and agrees it will not exercise any rights against the Borrower or any other Guarantor arising in connection with the Guarantied Obligations (including rights of subrogation, contribution, and the like) until Payment in Full.  If any Guarantied Obligation shall be paid to any Guarantor by or on behalf of the Borrower or any other Guarantor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

3.7. No Stay.  Without limitation of any other provision of this Guaranty, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantied Obligation shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against the Borrower or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), each Guarantor agrees that, for the purposes of this Guaranty and their obligations hereunder, the Guarantied Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

3.8. Joint and Several Obligations.  The obligations and additional liabilities of the Guarantors under this Guaranty are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several.  Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Administrative Agent and the Lenders to make the Loans, and that the Administrative Agent and each Lender is relying on each specific waiver and all such waivers in entering into this Guaranty.  The undertakings of each Guarantor hereunder secure the obligations of itself and the other Guarantors.  The Administrative Agent may, in its sole discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any other Guarantor and such an election by the Administrative Agent shall not be a defense to any action the Administrative Agent may elect to take against any Guarantor.

3.9. Keepwell.  Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty and the other Loan Documents in respect of obligations pursuant to such Hedge Agreement (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount).  Subject to Section 3.5, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guarantied Obligations and all the obligations of the Guarantors shall have been paid in full in cash and the Commitments terminated.  Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.  For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Hedge Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such obligations pursuant to such Hedge Agreement or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

4.           INTEREST RATE

4.1. Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans and provided further that if a Default or an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.9 in connection with such conversion.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1. Revolving Credit Interest Rate Options; Swing Line Interest Rate.  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i) Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit LIBOR Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.

Subject to Section 4.3, only the Base Rate Option applicable to Revolving Credit Loans as set forth in clause (i) above shall apply to the Swing Loans.

4.1.2. Rate Quotations.  The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2. Interest Periods.  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

4.2.1. Amount of Borrowing Tranche.  Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1; and

4.2.2. Renewals.  In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3. Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, (i) automatically upon the failure of the Borrower to pay any principal of any Loan due hereunder and (ii) for all other Events of Default upon written demand by the Required Lenders to the Administrative Agent:

4.3.1. Letter of Credit Fees, Interest Rate.  The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2  or Section 4.1, respectively, shall be increased by 2.0% per annum;

4.3.2. Other Obligations.  Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and

4.3.3. Acknowledgment.  The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

4.4. LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1. Unascertainable.  If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate,

then the Administrative Agent shall have the rights specified in Section 4.4.3.

4.4.2. Illegality; Increased Costs; Deposits Not Available.  If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3.

4.4.3. Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 4.4.1 above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 4.4.1 and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Lender notifies the Administrative Agent of a determination under Section 4.4.2, the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.9, as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6.  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5. Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans, commencing upon the last day of the existing Interest Period.

5.           PAYMENTS

5.1. Payments.  All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.

5.2. Pro Rata Treatment of Lenders.  Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 in the case of an event specified in Section 4.4, 5.6.2 or 5.7) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement.  Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5.

5.3. Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.4. Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5. Interest Payment Dates.  Interest on Loans to which the Base Rate Option applies shall be due and payable quarterly in arrears on each Payment Date.  Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the earlier of (x) quarterly in arrears on each Payment Date and (y) the last day of each Interest Period for those Loans.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.6. Voluntary Prepayments.

5.6.1. Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 below, in Section 5.7 and Section 5.9).  Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(a) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(b) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(c) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(d) the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $100,000 for any Swing Loan or $1,000,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable; provided that any notice of prepayment in full of the Obligations (accompanied by a termination in full of the Revolving Credit Commitments) under this Section 5.6 may be conditioned solely upon the effectiveness of another credit facility or any other financing, sale or other similar transaction.  Subject to the proviso above, the principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Except as provided in Section 4.4.3, if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies.  Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.9.

5.6.2. Replacement of a Lender.  In the event any Lender (i) gives notice under Section 4.4, (ii) requests compensation under Section 5.7, or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9, (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1, then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.7 or 5.8) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.7.1  or payments required to be made pursuant to Section 5.8, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.6.3. Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.7, or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.8, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.7 or Section 5.8, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment

5.7. Increased Costs.

5.7.1. Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.7.2. Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

5.7.3. Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.7.1 or 5.7.2 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.7.4. Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.8. Taxes.

5.8.1. Issuing Lender.  For purposes of this Section 5.8, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

5.8.2. Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.8) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.8.3. Payment of Other Taxes by the Loan Parties.  The Loan Parties shall pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes, in each case, prior to the same becoming due and payable.

5.8.4. Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.8) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.8.5. Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.8.5.

5.8.6. Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.8, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.8.7. Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.8.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(a) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(b) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(iii) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iv) executed originals of IRS Form W-8ECI;

(v) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.8.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(vi) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.8.7(B) or Exhibit 5.8.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.8.7(D) on behalf of each such direct and indirect partner;

(a) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(b) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.8.8. Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.8 (including by the payment of additional amounts pursuant to this Section 5.8), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund).  Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.8.8 (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body.  Notwithstanding anything to the contrary in this Section 5.8.8), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.8.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.8.9. Survival.  Each party’s obligations under this Section 5.8 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.9. Indemnity.  In addition to the compensation or payments required by Section 5.7 or Section 5.8, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 or Section 4.2 or notice relating to prepayments under Section 5.6, or

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

6.           REPRESENTATIONS AND WARRANTIES

6.1. Representations and Warranties.  The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1. Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.  Each Loan Party and each Subsidiary of each Loan Party (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing (to the extent such concept is applicable) in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be licensed or qualified could not reasonably be expected to have a Material Adverse Effect, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, (v) is in compliance in all material respects with all applicable Laws, including all Anti-Terrorism Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (vi) has good title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens except Permitted Liens.  No Default or Event of Default exists or is continuing.

6.1.2. Subsidiaries and Owners.  Schedule 6.1.2 states as of the Closing Date (i) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), and (ii) any options, warrants or other rights outstanding to purchase any such equity interests referred to above (collectively the “Equity Interests”).  The Borrower and each Subsidiary of the Borrower has good title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable.

6.1.3. Investment Companies.  None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

6.1.4. Validity and Binding Effect.  Each Loan Party has the right, power and authority and has taken all necessary corporation or other entity action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.1.5. No Conflict; Material Agreements; Consents.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (i) violate, constitute a default under or result in any breach of (A) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (B) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, in each case, except where such violation, default or breach could not reasonably be expected to have a Material Adverse Effect or (ii) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).  There is no default under such material agreement (referred to above) that has had or could reasonably be expected to have a Material Adverse Effect and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which has had or could reasonably be expected to have a Material Adverse Effect.  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, except such as have been obtained or made and are in full force and effect.

6.1.6. Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Authorized Officer of any Loan Party, threatened, in writing, against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to have a Material Adverse Effect.

6.1.7. Financial Statements.

(i) Historical Statements.  The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013.  In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended June 30, 2014 (all such annual and interim statements being collectively referred to as the “Statements”).  The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.

(ii) Accuracy of Financial Statements.  Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which could reasonably be expected to have a Material Adverse Effect.  Since December 31, 2013, there has been no event or development which has had or could reasonably be expected to have a Material Adverse Effect.

6.1.8. Margin Stock.  None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.9. Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents (other than information of a general economic, forward-looking or industry nature) furnished to the Administrative Agent or any Lender in connection herewith or therewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected financial information, the Loan Parties only represent that such information was prepared in good faith based upon assumptions that were reasonable at the time made (it being understood that projections are subject to significant uncertainties and contingencies and no assurance can be given that any particular projection will be realized and variances may be material).  There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.10. Taxes.  All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due and payable pursuant to said returns or to assessments received, except to the extent (i) that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.1.11. Patents, Trademarks, Copyrights, Licenses, Etc.  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, expect, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.1.12. Insurance.  The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

6.1.13. ERISA Compliance.  (i)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Authorized Officer of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect, (a) no ERISA Event has occurred or is reasonably expected to occur; (b) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (d) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (e) except to the extent required under Section 4980B of the Code and Section 601 et seq. of ERISA or similar state laws no employee benefit plan sponsored or maintained by the Borrower or its Subsidiaries provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its Subsidiaries.

6.1.14. Environmental Matters.  Each Loan Party is and, to the knowledge of the Authorized Officers of each respective Loan Party, each of its Subsidiaries is and has been in compliance in all material respects with applicable Environmental Laws except as disclosed on Schedule 6.1.14; provided that such matters so disclosed could not reasonably be expected, individually or in the aggregate, to have  a Material Adverse Effect.

6.1.15. Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date and neither any Loan Party nor any Subsidiary is subject to any strikes, walkouts, work stoppages or other material labor difficulty as of the Closing Date.

6.1.16. Solvency.  The Borrower is Solvent, and the Borrower and its Subsidiaries on a consolidated basis are Solvent.

6.1.17. Anti-Money Laundering/International Trade Law Compliance.  Neither the Borrower, any Guarantor, any of its or their Subsidiaries, or to the knowledge of any Authorized Officer of the Borrower, any other Covered Entity (i) is a Sanctioned Person or is resident in any Sanctioned Country; (ii) has any of its assets in a Sanctioned Country or has any assets in the possession, custody or control of a Sanctioned Person, in each case in violation of any law, regulation, order or directive enforced by any Compliance Authority; or (iii) does business in or with, or derives operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority.  In addition to the foregoing, each of the Loan Parties represents and warrants that (i) the proceeds of the Loans and Letters of Credit will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority and (ii) the funds used to repay the Loans are not derived from any unlawful activity.

6.1.18. Anti-Corruption.  The Borrower, each Guarantor and each of its and their Subsidiaries has conducted its business in material compliance with the applicable Anti-Corruption Laws and has instituted and maintains policies and procedures to promote and achieve compliance with such Anti-Corruption Laws.

7.           CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1. Closing Date.

7.1.1. Deliveries.  On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i) A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (v) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (w) no Default or Event of Default exists, (x) no action, suit, investigation or proceeding is pending or, to the knowledge of any Authorized Officer of the Borrower, threatened in writing in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect and (z) no event or condition has occurred since December 31, 2013 that has had or could reasonably be expected to have a Material Adverse Effect;

(ii) A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all corporate or other entity action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in its state of organization;

(iii) This Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv) A written opinion of (i) Andrew M. Johnson, Esq., General Counsel for the Loan Parties and (ii) Hunton and Williams LLC, special counsel for the Loan Parties, in each case, dated the Closing Date and as to the matters reasonably requested by the Administrative Agent;

(v) If there shall be any Facility Outstandings on the Closing Date, a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer of Borrower;

(vi) All material consents required to effectuate the transactions contemplated hereby;

(vii) A Lien search in acceptable scope and with acceptable results; and

(viii) Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

7.1.2. Payment of Fees.  The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document, to the extent invoiced prior to the Closing Date.

7.2. Each Loan or Letter of Credit.  At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties shall be true and correct in all material respects, (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not violate any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, (iv) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be and (v) in the event the most recent Compliance Certificate delivered by the Borrower pursuant to Section 8.3.3 indicates that the Consolidated Total Leverage Ratio is greater than 2.75 to 1.00, the Borrower shall have delivered a pro forma Compliance Certificate giving effect to the proposed extension of credit and which demonstrates that the Consolidated Total Leverage Ratio is less than or equal to 3.00 to 1.0 on a pro forma basis.

8.           COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1. Affirmative Covenants.

8.1.1. Preservation of Existence, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership, limited liability company or other business entity and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except (i) where such failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted in Section 8.2.6.

8.1.2. Payment of Liabilities, Including Taxes, Etc.  Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except (i) to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (ii) to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

8.1.3. Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

8.1.4. Maintenance of Properties and Leases.  Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear and casualty excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5. Visitation Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent (or if any Event of Default has occurred and is continuing, any Lender), upon reasonable prior notice, to visit and inspect any of its properties during normal business hours and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail as the Administrative Agent may reasonably request, provided that so long as no Event of Default has occurred and is continuing, the Administrative Agent and its designated representatives shall not be reimbursed for more than one such visit and inspection per year.  In the event any Lender desires to conduct an audit of any Loan Party after an Event of Default, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.  To the extent that the Administrative Agent or any Lender obtains possession of any proprietary information in the course of such visit or inspection, the Administrative Agent and each Lender shall handle such information in accordance with Section 11.9 of this Agreement.

8.1.6. Keeping of Records and Books of Account.  The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of records and accounts which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower.

8.1.7. Compliance with Laws; Use of Proceeds.  Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate could not reasonably be expected to have a Material Adverse Effect.  The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 and as permitted by applicable Law.

8.1.8. Anti-Terrorism Laws.  None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law or (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law.  The Loan Parties shall provide to the Lenders any certifications or information that a Lender reasonably requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.

8.1.9. Guarantors.    (a) Within thirty (30) days after a Person becomes a Material Domestic Subsidiary (either by qualifying independently as such or being designated by the Borrower as a Guarantor pursuant to the definition of “Material Domestic Subsidiary”) (or such later date as the Administrative Agent may agree in its sole discretion) or (b) if any Subsidiary is or shall become a co-borrower or co-obligor with the Borrower, or is or shall become obligated under any Guaranty, with respect to the obligations owed by the Borrower, in each case under any Indebtedness in excess of $10,000,000 then, in each case, the Borrower shall cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder, substantially in the forms of Exhibit 1.1(G), or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Section 7.1.1 and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form content and scope satisfactory to the Administrative Agent.

8.1.10. ERISA Compliance.  Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Code.

8.1.11. Anti-Corruption Laws.  Each of the Borrower, each Guarantor and each of its and their Subsidiaries shall conduct its business in compliance in all material respects with applicable Anti-Corruption Laws and maintain policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws.  No Covered Entity shall, directly or indirectly, use the proceeds of any Loan or Letter of Credit for any purpose which would violate the applicable Anti-Corruption Laws.

8.2. Negative Covenants.

8.2.1. Indebtedness.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof (other than for accrued interest, premiums, costs and expenses) or other significant change in the terms thereof);

(iii) Indebtedness of the Borrower and its Subsidiaries incurred to finance the purchase price or the cost of construction or improvement of such fixed or capital assets or the acquisition, construction or improvement of such fixed or capital assets (including any capital lease obligations); provided (a) that such Indebtedness is incurred prior to or within 90 days after such acquisition, improvement or completion of the construction thereof, (b) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and (c) the aggregate outstanding principal amount of such Indebtedness does not exceed $30,000,000 at any time;

(iv) Indebtedness of a Loan Party to another Loan Party;

(v)  Indebtedness (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedge Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(vi) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 8.2.4, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $20,000,000 at any time outstanding;

(vii) Unsecured intercompany Indebtedness:

(a) owed by any Loan Party to another Loan Party;

(b) owed by any Loan Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(c) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and

(d) owed by any Non-Guarantor Subsidiary to any Loan Party to the extent permitted pursuant to Section 8.2.4;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(ix) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(x) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(xi) Indebtedness of any Loan Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $20,000,000 and which Indebtedness may be secured to the extent such Liens are permitted pursuant to clause (o) of the definition of “Permitted Liens”;

(xii) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(xiii) unsecured Indebtedness of any Loan Party or any Subsidiary thereof not otherwise permitted pursuant to this Section at any time outstanding so long as (a) no Default or Event of Default exists or would result therefrom, (b) the Borrower shall have delivered a Compliance Certificate demonstrating that, upon giving effect to the incurrence of such Indebtedness the Consolidated Total Leverage Ratio shall be no greater than 2.75 to 1.0 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 8.3.1 or 8.3.2, (c) such Indebtedness shall not have a maturity date or require mandatory prepayment or redemption earlier than the date that is ninety-one (91) days after the Expiration Date; and (d) the material terms and conditions of such Indebtedness shall be no more restrictive than the terms and conditions set forth in this Agreement.

8.2.2. Liens.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3. [Reserved].

8.2.4. Loans and Investments.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at make any Investments, except:

(i) trade credit in the ordinary course of business;

(ii) Permitted Investments;

(iii) Investments by the Borrower and its Subsidiaries existing on the date hereof in the capital stock of its Subsidiaries;

(iv) Guaranties of Indebtedness permitted by this Agreement;

(v) Investments by (a) any Loan Party in any other Loan Party, (b) any Subsidiary that is not a Loan Party in any Loan Party or any other Subsidiary that is not a Loan Party and (c) any Loan Party in any Subsidiary that is not a Loan Party; provided that (x) any investment consisting of loans or advances to any Loan Party pursuant to clause (a) above shall be subordinated to the payment of the Obligations in a manner reasonably satisfactory to the Administrative Agent and (y) the aggregate amount of all investments permitted pursuant to clause (c) above at any time outstanding together with the aggregate amount of any assets sold, transferred or leased from or by a Loan Party to any Subsidiary that is not a Loan Party over the term of this Agreement shall not exceed $20,000,000;

(vi) intercompany accounts receivable and accounts payable arising in the ordinary course of business for services rendered or the purchase or sale of assets among the Borrower and its Subsidiaries to the extent such purchase or sale is not otherwise prohibited under this Agreement;

(vii) Investments by any Loan Party in any Subsidiary that is not a Loan Party as long as the proceeds of such Investment are promptly used by such Subsidiary to consummate a Permitted Acquisition;

(viii) issuances of common Equity Interests in connection with the consummation of Permitted Acquisitions;

(ix) Permitted Acquisitions;

(x) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $5,000,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(xi) Investments in Joint Ventures; provided, that the aggregate amount of all such Investments shall not at any time exceed $25,000,000 in any fiscal year; and

(xii) Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $30,000,000 over the term of this Agreement; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing.

8.2.5. Dividends and Related Distributions and Restricted Payments.   Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of shares of its Equity Interests, on account of the purchase, redemption, retirement or acquisition of shares of its Equity Interests (or warrants, options or rights therefor), except, so long as no Event of Default has occurred and is continuing or would result therefrom:

(i) Each Subsidiary may make payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such payment is being made;

(ii) The Borrower and each Subsidiary of the Borrower may issue shares (or warrants, options or rights therefor) pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries;

(iii) Each of the Loan Parties may redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant in an aggregate amount not to exceed $20,000,000 per fiscal year;

(iv) Each of the Loan Parties may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(v) Each of the Loan Parties may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(vi) The Loan Parties may make payments not otherwise permitted pursuant to this Section not exceeding $30,000,000 in the aggregate in any fiscal year of the Borrower; provided that, immediately before and immediately after giving pro forma effect to any such payments, no Default or Event of Default shall have occurred and be continuing.

8.2.6. Liquidations, Mergers, Consolidations, Acquisitions.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation; provided that:

(i) any Loan Party other than the Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties or the Borrower;

(ii) any Subsidiary may merge with (x) the Borrower, provided further that the Borrower shall be the continuing or surviving person, or (y) any one or more other Subsidiaries, provided further that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person;

(iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if a Responsible Officer of the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and could not reasonably be expected to be disadvantageous to the Lenders;

(iv) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided further that if the transferor in such transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor; and

(v) the Borrower or any Subsidiary of the Borrower may merge with another Person in connection with a Permitted Acquisition so long as the Borrower (or such  Subsidiary if the Borrower is not a party to such merger) is the continuing or surviving entity.

8.2.7. Dispositions of Assets or Subsidiaries.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Capital Stock of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business;

(ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer useful or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii) any sale, transfer or lease of assets by any Loan Party or any Subsidiary thereof to a Loan Party or from a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(iv) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets;

(v) sales or other dispositions permitted pursuant to Section 8.2.6;

(vi) licenses (with respect to intellectual property and other property), leases or subleases granted to third parties in the ordinary course of business not adversely interfering in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries;

(vii) any sale, lease or transfer of assets from any Loan Party to any Subsidiary that is not a Loan Party; provided that the aggregate amount of all such dispositions pursuant to this clause (vii) over the term of this Agreement together with the aggregate amount of all investments made pursuant to Section 8.2.4(v)(c) at any time outstanding shall not exceed $20,000,000; and

(viii) any sale, transfer or lease of assets not otherwise permitted pursuant to this Section; provided that (a) at the time of sale, transfer or lease of such assets, no Default or Event of Default shall exist or would result from such sale, transfer or lease of such assets, (b) such sale, transfer or lease of such assets is made for fair market value and the consideration received shall be no less than 75% in cash, and (c) the aggregate fair market value of all property disposed of in reliance on this clause (v) shall not exceed $10,000,000 in any fiscal year of the Borrower.

8.2.8. Affiliate Transactions.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction (a) is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law or (b) is otherwise permitted by this Agreement.

8.2.9. [Reserved].

8.2.10. Continuation of or Change in Business.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business as conducted by the Loan Parties and the Subsidiaries as of the Closing Date and any line of business reasonably related or incidental thereto.

8.2.11. [Reserved].

8.2.12. Changes in Organizational Documents.  Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such amendment would be adverse in any material respect to the Lenders.

8.2.13. [Reserved].

8.2.14. Maximum Consolidated Total Leverage Ratio.    If, in any given fiscal quarter of the Borrower there were any Facility Outstandings at any time during such fiscal quarter, the Loan Parties shall not permit the Consolidated Total Leverage Ratio, calculated as of the end of such fiscal quarter for the four fiscal quarters then ended, to exceed 3.00 to 1.0.

8.2.15. Minimum Interest Coverage Ratio.    If, in any given fiscal quarter of the Borrower there were any Facility Outstandings at any time during such fiscal quarter, the Loan Parties shall not permit the Consolidated Interest Coverage Ratio, calculated as of the end of such fiscal quarter for the four fiscal quarters then ended, to be less than 3.50 to 1.0.

8.2.16. No Burdensome Agreements (including Negative Pledges).  Each of the Loan Parties shall not, and shall not permit any Subsidiary, to enter into or suffer to exist or become effective any agreement that (i) limits the ability of (x) any Subsidiary to make any dividends or other distributions to the Borrower or any other Loan Party or to otherwise transfer property to the Borrower or any other Loan Party, (y) any Subsidiary to Guaranty Indebtedness of the Borrower or (z) of the Borrower or any Subsidiary to create, incur or suffer to exist Liens on the property or revenues of such Person, whether now owned or hereafter acquired, other than (I) this Agreement and the other Loan Documents, (II) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (III) any agreements governing any purchase money Liens, capital lease obligations or other Permitted Liens otherwise permitted hereby (in which case, other than as otherwise permitted by the second proviso in clause (g) of the definition of Permitted Liens, any prohibition or limitation shall only be effective against the assets (and proceeds thereof) financed thereby), (IV) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business and (V) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries and (ii) requires the grant of a Lien to secure the obligation of such Person if a Lien is granted to secure another obligation of such Person.

8.3. Reporting Requirements.  The Loan Parties will furnish or cause to be furnished to the Administrative Agent (for distribution to the Lenders):

8.3.1. Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days (or on the date required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available or other extension granted thereunder for the filing of such form) after the end of each of the first three fiscal quarters in each fiscal year (beginning with the fiscal quarter ending September 30, 2014), financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, (subject to normal year-end audit adjustments and the absence of footnotes) and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2. Annual Financial Statements.  As soon as available and in any event within ninety (90) days (or on the date required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available or other extension granted thereunder for the filing of such form) after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2014), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing.

8.3.3. Certificate of the Borrower.  Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 and 8.3.2, a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.3 and which Compliance Certificate shall include (x) a certification as to compliance with the financial covenants set forth in Sections 8.2.14 and 8.2.15 but only in the event compliance with such Sections is required by the terms thereof and (y) in all other cases, a calculation of the Consolidated Total Leverage Ratio (but without any certification as to compliance with Section 8.2.14).

8.3.4. Notices.

8.3.4.1. Default.  Promptly after any Authorized Officer of any Loan Party has knowledge of the occurrence of a Default or an Event of Default, a certificate signed by an Authorized Officer setting forth the details of such Default or Event of Default and the action which such Loan Party proposes to take with respect thereto.

8.3.4.2. Litigation.  Promptly after any Authorized Officer of any Loan Party has knowledge of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable likelihood of an adverse determination with respect to the Borrower or any of its Subsidiaries and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

8.3.4.3. [Reserved]

8.3.4.4. Erroneous Financial Information.  Promptly after an Authorized Officer of any Loan Party has knowledge of an event where the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

8.3.4.5. ERISA Event.  Promptly after an Authorized Officer of any Loan Party has knowledge of the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

8.3.4.6. Material Defaults.  Promptly after any Authorized Officer of any Loan Party has knowledge of the same, notice of any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any material contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect.

8.3.4.7. Other Reports.  Promptly upon their becoming available to the Borrower:

(i) SEC Reports; Shareholder Communications.  Promptly after the same become publicly available, copies of each annual, regular, periodic and special report, registration statement, proxy, financial statement or other report or communication filed with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(ii) Other Information.  Such other reports and information as any of the Lenders may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 8.3.1, 8.3.2 and 8.3.4.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Borrower’s website at www.3dsystems.com or the SEC’s Electronic Data Gathering and Retrieval System.

9.           EVENTS OF DEFAULT

9.1. Events of Default.  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1. Payments Under Loan Documents.  The Borrower or any other Loan Party shall fail to pay, when and as required to be paid herein, (i) any principal of any Loan, Reimbursement Obligation or Letter of Credit or Obligation or (ii) within three (3) days after the same becomes due, any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount becoming due and owing hereunder or under the other Loan Documents;

9.1.2. Breach of Warranty.  Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3. Breach of Certain Covenants.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Sections 8.1.1, 8.1.5, 8.1.7, 8.1.8, 8.1.11, 8.2 or 8.3.4;

9.1.4. Breach of Financial Statement and Compliance Certificate Covenants.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Sections 8.3.1, 8.3.2 or 8.3.3 and such default shall continue unremedied for two (2) Business Days;

9.1.5. Breach of Other Covenants.  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) knowledge thereof by an Authorized Officer of any Loan Party or (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

9.1.6. Defaults in Other Agreements or Indebtedness.  A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $10,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.7. Final Judgments or Orders.  (i) Any final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate (to the extent not covered by an unaffiliated third party insurer that has not denied coverage) shall be entered against any Loan Party by a court having jurisdiction; or (ii) there is entered against the Borrower or any Subsidiary any one or more non-monetary final judgments that have, individually or in the aggregate, a Material Adverse Effect, in either case, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.8. Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any Loan Party or any Subsidiary thereof in writing or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.9. Events Relating to Plans and Benefit Arrangements.  (i) An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) Borrower fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to withdrawal liability (including withdrawal liability assessed against the Borrower in its capacity as an ERISA Affiliate of another entity) under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000;

9.1.10. Change of Control.  A Change of Control shall occur.

9.1.11. Relief Proceedings.  (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party (other than an Immaterial Subsidiary) and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party (other than an Immaterial Subsidiary) institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party (other than an Immaterial Subsidiary) ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

9.2. Consequences of Event of Default.

9.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Sections 9.1.1 through 9.1.10 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Obligations then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

9.2.2. Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 9.1.10 shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3. Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have.  Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4. Application of Proceeds.  From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent from the exercise of any remedy by the Administrative Agent, shall be applied, subject to the provisions of Section 2.10 with respect to any Defaulting Lender, as follows:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Hedge Agreements and Lender Bank Products, ratably among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Hedge Agreements and Lender Bank Products, in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and

(vi) Last, the balance, if any, to the Loan Parties or as required by Law.

Excluded Hedge Agreements with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4.

10.           THE ADMINISTRATIVE AGENT

10.1. Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2. Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3. Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6. Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender.  Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8. Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

10.9. Authorization to Release Guarantors.  The Lenders and Issuing Lenders authorize the Administrative Agent to release any Guarantor from its obligations under Section 3 hereof if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.7 or 8.2.6.

10.10. No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

11. MISCELLANEOUS

11.1. Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1. Increase of Commitment.  Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

11.1.2. Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.  Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

11.1.3. Release of Guarantor.  Except for sales of assets permitted by Section 8.2.7, release any Guarantor from its Obligations under Section 3 hereof without the consent of all Lenders (other than Defaulting Lenders); or

11.1.4. Miscellaneous.  Amend Section 5.2, 10.3 or 5.3 or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or change any provision of the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2; provided further that any Working Cash Sweep Agreement may be amended, or rights or privileges thereunder waived in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

11.2. No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3. Expenses; Indemnity; Damage Waiver.

11.3.1. Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel (plus additional local counsel, as necessary) for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder as provided in Section 2.9.2, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable and documented out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

11.3.2. Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 11.3.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.3.3. Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 or 11.3.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

11.3.4. Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 11.3.2 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.3.5             Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor and presentation of a reasonably detailed invoice.

11.4. Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5. Notices; Effectiveness; Electronic Communication.

11.5.1. Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(A).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.5.2, shall be effective as provided in such Section.

11.5.2. Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3. Change of Address, Etc.  Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6. Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7. Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full.  All covenants and agreements of the Borrower contained herein relating to the payment of interest with respect to clause (iii) of the definition of Applicable Margin, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 and Section 11.3, shall survive Payment In Full.  All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8. Successors and Assigns.

11.8.1. Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2, (ii) by way of participation in accordance with the provisions of Section 11.8.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2. Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (i)(B) of this Section 11.8.2 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender or an Approved Fund and (y) assignments by a Defaulting Lender; and

(C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v) No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 5.7, and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4.

11.8.3. Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4. Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1, 11.1.2, or 11.1.3) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4, 5.7, and 5.9 (subject to the requirements and limitations therein, including the requirements under Section 5.8.7 (it being understood that the documentation required under Section 5.8.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 and Section 5.6.3  as if it were an assignee under Section 11.8.2; and (B) shall not be entitled to receive any greater payment under Sections 5.7 or 5.8, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6.2 and Section 5.6.3 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5. Certain Pledges; Successors and Assigns Generally.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9. Confidentiality.

11.9.1. General.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2. Sharing Information With Affiliates of the Lenders.  Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1.

11.10. Counterparts; Integration; Effectiveness.

11.10.1. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Except as provided in Section 7, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11. CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1. Governing Law.  This Agreement shall be governed by the Laws of the State of New York.  Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each Trade Letter of Credit shall be subject to, and in each case to the extent not inconsistent therewith, the Laws of the State of New York.

11.11.2. SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3. WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4. SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 .  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12. USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

11.13. No Advisory or Fiduciary Responsibility.

11.13.1                        In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arranger or any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

11.13.2                        Each Loan Party acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower or any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the credit facilities) and without any duty to account therefor to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facilities or otherwise without having to account for the same to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:	3D SYSTEMS CORPORATION,
a Delaware corporation

	By:	/s/ Andrew M. Johnson
	Name:	Andrew M. Johnson
	Title:	Vice President, General Counsel & Secretary

GUARANTORS:	3D SYSTEMS, INC.,
a California corporation

	By:	/s/ Andrew M. Johnson
	Name:	Andrew M. Johnson
	Title:	Vice President, General Counsel & Secretary

QUICKPARTS.COM, INC.,
a Delaware corporation

	By:	/s/ Andrew M. Johnson
	Name:	Andrew M. Johnson
	Title:	Vice President, General Counsel & Secretary

Z CORPORATION,
a Massachusetts corporation

	By:	/s/ Andrew M. Johnson
	Name:	Andrew M. Johnson
	Title:	Vice President, General Counsel & Secretary

GEOMAGIC, INC.,
a Delaware corporation

	By:	/s/ Andrew M. Johnson
	Name:	Andrew M. Johnson
	Title:	Vice President, General Counsel & Secretary

MEDICAL MODELING INC.,
a Colorado corporation

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Vice President, General Counsel & Secretary

SIMBIONIX USA CORPORATION,
a Delaware corporation

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Vice President, General Counsel & Secretary

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Richard C. Brown
Name:	Richard C. Brown
Title:	Senior Vice President

HSBC BANK USA, N.A.

By:	/s/ Douglas Bowman
Name:	Douglas Bowman
Title:	Vice President, Relationship Manager

CAPITAL BANK, N.A.

By:	/s/ Todd Warrick
Name:	Todd Warrick
Title:	Senior Vice President

SCHEDULE 1.1(A)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders
	Lender	Amount of Commitment for Revolving Credit Loans	Commitment	Ratable Share
Name:	PNC Bank, National Association
Address:	PNC Plaza
301 Fayetteville St.,
21st Floor
	Raleigh, NC 27601	$150,000,000.00	$80,000,000.00	53.333333334%
Attention:	Richard Brown
Telephone:	(919) 788-5482
Telecopy:	(919) 755-0354

Name:	HSBC Bank USA,
National Association
Address:	550 South Tryon St.
Suite 3520
Charlotte, NC 28202
Attention:	Douglas Bowman	$150,000,000.00	$50,000,000.00	33.333333333%
Telephone:	(908) 335-5112

Name:	Capital Bank, N.A.
Address:	4901 Glenwood Ave.
Suite 150
Raleigh, NC 27612
Attention:	Michael Privette
Telephone:	(919) 645- 6354	$150,000,000.00	$20,000,000.00	13.333333333%
Telecopy:	(919) 645-6401

Total		$150,000,000.00	$150,000,000.00	100.000000000%

SCHEDULE 1.1(A)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT

Name:  PNC Bank, National Association
Address: Address: PNC Plaza
301 Fayetteville St., 21st Floor
Raleigh, NC 27601
Attention: Richard Brown
Telephone: (919) 788-5482
Telecopy:    (919) 755-0354

With a Copy To:

Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention:	Agency Services
Telephone:	412 762 6442
Telecopy:	412 762 8672

BORROWER AND EACH GUARANTOR:

Name: 3D Systems Corporation
Address: 333 Three D Systems Circle
Rock Hill, SC 29730
Attention: Vice President, General Counsel and Secretary
Telephone:	(803) 326-4003
Telecopy:	(803) 326-4796

Schedule 1.1(B)
Permitted Liens

1.	Security registered against current assets of LayerWise NV securing the credit facility between LayerWise NV and KBC Bank NV.

2.	Security registered against current assets of LayerWise NV securing the credit facility between LayerWise NV and BNP Paribas Fortis NV.

Schedule 1.1(C)
Material Subsidiaries

Legal Entity	Jurisdiction
3D Systems, Inc.	California
Quickparts.com, Inc.	Delaware
Z Corporation	Massachusetts
Geomagic, Inc.	Delaware
Medical Modeling Inc.	Colorado
Simbionix USA Corporation	Delaware

Schedule 6.1.2
Subsidiaries

Name	Jurisdiction/Organization	Amount Owned
3D Canada Company NSULC	Nova Scotia	100%
3D Capital Corporation Leasing California	California	100%
3D European Holdings Ltd.	United Kingdom	100%
3D Holdings, LLC	Delaware	100%
3D Systems Asia Pacific, Ltd.	California	100%
3D Systems Asia-Pacific Pty Ltd.	Australia	100%
3D Systems Benelux	The Netherlands	100%
3D Systems Consumer Solutions, LLC	California	100%
3D Systems Europe Limited	United Kingdom	100%
3D Systems France SARL	France	100%
3D Systems GmbH	Germany	100%
3D Systems India, Inc.	Delaware	100%
3D Systems Italia, S.r.l.	Italy	100%
3D Systems Japan K.K.	Japan	100%
3D Systems Korea, Inc.	South Korea	100%
3D Systems SA	Switzerland	100%
3D Systems, Inc.	California	100%
AMT, Inc.	Delaware	100%
Bespoke Innovations, Inc.	California	100%
Bits from Bytes, Ltd.	United Kingdom	100%
Co-Web SARL	France	100%
CRDM	United Kingdom	100%

Figulo Corporation	Massachusetts	100%
Freedom of Creation B.V.	The Netherlands	100%
Gentle Giant Studios, Inc.	California	100%
Geomagic (Shanghai) Software Co., Ltd.	China	100%
Geomagic GmbH	Germany	100%
Geomagic, Inc.	Delaware	100%
LayerWise BV	The Netherlands	100%
LayerWise NV	Belgium	100%
LayerWise, Inc.	Delaware	100%
Medical Modeling Inc.	Colorado	100%
MQast LLC	Delaware	100%
My Robot Nation, Inc.	California	100%
Optoform LLC	Delaware	51%
Phenix Systems	France	95%
Provel S.r.l.	Italy	100%
Quickparts.com, Inc.	Delaware	100%
Rapidform, Inc.	California	100%
Simbionix USA Corporation	Delaware	100%
Simbionix, Ltd.	Israel	100%
Sint-Tech	France	100%
Three D Sycode India Private Limited	India	100%
VIDAR Systems Corporation	Virginia	100%
Village Plastics, Inc.	Ohio	100%
VisPower Technology, Inc.	Delaware	100%
Viztu Technologies, Inc.	Delaware	100%
Z Corporation	Massachusetts	100%

Schedule 6.1.14
Environmental Matters

None.

Schedule 8.2.1
Existing Indebtedness

1.	Real Property Lease Agreement dated February 8, 2006, as amended, between Lex Rock Hill LP and 3D Systems Corporation for the office at 333 Three D Systems Circle, Rock Hill, SC 29730.

2.	Equipment Lease dated as of July 8, 2013, between 3D Systems Japan and Nihon Business Lease, for the lease of an Imagio MP C4002 SPF copier.

3.	Vehicle Lease in Australia dated as of August 18, 2011, between Formero Pty Ltd. and Australia and New Zealand Banking Group Limited, for the lease of a Toyota Landcrusier.

4.	Credit Facility between LayerWise NV and KBC Bank NV.

5.	Credit Facility between LayerWise NV and BNP Paribas Fortis NV.

6.	Equipment leases between LayerWise NV and KBC Bank NV.

7.	Equipment leases between LayerWise NV and ES Finance NV.

EXHIBIT 1.1(A)

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, modified, or supplemented, from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit and guarantees included in such facilities); and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower:

4.	Administrative Agent:	PNC BANK, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 10, 2014, among the Borrower, the Lenders party thereto, the Guarantors party thereto and PNC Bank, National Association, as the Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment / Loans for all Lenders	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans1	CUSIP Number
Revolving Credit Commitment	$	$	%

7.	[Trade Date: ______________]2

Effective Date:   ________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

____________________________________________
1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
2 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
3 Assignor shall pay a fee of $_________ to the Administrative Agent in connection with the Assignment and Assumption.

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[PNC BANK, NATIONAL ASSOCIATION,]4 as Issuing Lender

By:
Name:
Title:

____________________________________________
4 If applicable.

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT]

Consented to and Accepted:

[3D SYSTEMS CORPORATION, a Delaware corporation] 5

By:
Name:
Title:

____________________________________________
5 If applicable.

ANNEX 1

___________
CREDIT FACILITY

STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.   Representations and Warranties.

1.1           Assignor.  The Assignor: (a) represents and warrants that: (i) it is the legal and beneficial owner of the Assigned Interest; (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to: (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder; (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document; or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee: (a) represents and warrants that: (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement); (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption to purchase such Assigned Interest; and (vii) if Assignee is not incorporated or organized under the Laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that: (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.   General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to its conflict of laws principles.

EXHIBIT 1.1(G)

FORM OF
JOINDER AND ASSUMPTION AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”) dated as of __________, 201_ is by and between __________, a __________ (the “New Subsidiary”), and PNC Bank, National Association, in its capacity as Administrative Agent under that certain Credit Agreement dated as of October 10, 2014 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among 3D Systems Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 8.1.9 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder.  Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the holders of the Obligations:

1.           The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement.

2.           The New Subsidiary hereby represents and warrants to the Administrative Agent, the Lenders that:

(a)           The New Subsidiary’s exact legal name and jurisdiction of formation, incorporation or organization are as set forth on the signature pages hereto.

(b)           The New Subsidiary’s taxpayer identification number and organization number (or, in each case, its foreign equivalent) are set forth on Schedule 1 hereto.

(c)           Schedule 2 hereto includes each Subsidiary of the New Subsidiary, including (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) percentage of outstanding shares of each class owned by the New Subsidiary (directly or indirectly) of such Equity Interests and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

3.           The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 1.1(A) to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

4.           This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5.           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the holders of the Obligations, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

Schedule 1

Taxpayer Identification Number; Organizational Number

Schedule 2

Equity Interests

EXHIBIT 1.1(N)(1)

FORM OF
REVOLVING CREDIT NOTE

$______________	October 10, 2014

FOR VALUE RECEIVED, the undersigned, 3D SYSTEMS CORPORATION, a Delaware corporation (herein called the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Lender”), the lesser of (i) the principal sum of _____________________________________________________ (US$____________), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Bank to the Borrower pursuant to the Credit Agreement, dated as of October 10, 2014, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as the Administrative Agent (the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), payable on the Expiration Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided, in the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement.  Upon the occurrence and during the continuation of an Event of Default, if required by the Credit Agreement, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 of the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent as provided under the Credit Agreement unless otherwise directed in writing by the holder hereof Administrative Agent, in lawful money of the United States of America in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.  To the extent permitted by applicable law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and permitted assigns.  All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

[SIGNATURES APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

BORROWER:

3D SYSTEMS CORPORATION

By:
Name:
Title:

EXHIBIT 1.1(N)(2)

FORM OF
SWING LOAN NOTE

$15,000,000.00	October 10, 2014

FOR VALUE RECEIVED, the undersigned, 3D SYSTEMS CORPORATION, a Delaware corporation (herein called the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Lender”), the lesser of (i) the principal sum of FIFTEEN MILLION AND 00/00 DOLLARS (US$15,000,000.00), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Bank to the Borrower pursuant to the Credit Agreement, dated as of October 10, 2014, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as the Administrative Agent (the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), payable on the Expiration Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided, in the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement.  Upon the occurrence and during the continuation of an Event of Default, if required by the Credit Agreement, the Borrower shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Swing Loan Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 of the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Administrative Agent provided in the Credit Agreement, unless otherwise directed in writing by the holder hereof Administrative Agent, in lawful money of the United States of America in immediately available funds.

This Note is one of the Swing Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.  To the extent permitted by applicable law, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and permitted assigns.  All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Note incorporates the terms and conditions of any Working Cash Sweep Agreement between the Borrower and PNC Bank, National Association, in its capacity as the depositary bank, that is in effect on the date hereof or becomes effective hereafter.

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of New York.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

[SIGNATURES APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

BORROWER:

3D SYSTEMS CORPORATION

By:
Name:
Title:

EXHIBIT 2.5.1

FORM OF
LOAN REQUEST

TO:	PNC Bank, National Association PNC Plaza 301 Fayetteville St., 21st Floor Raleigh, NC 27601 Attention: Richard Brown Telephone: (919) 788-5482 Telecopy: (919) 755-0354
Agency Services, PNC Bank, National Association Mail Stop: P7-PFSC-04-I Address: 500 First Avenue Pittsburgh, PA 15219
	Attention: Telephone: Telecopy:	Agency Services 412 762 6442 412 762 8672

FROM:	3D Systems Corporation, a Delaware corporation (the “Borrower”)

RE:
Credit Agreement (as it may be amended, restated, modified or supplemented, the “Agreement”) dated as of October 10, 2014 by and the Borrower, the Guarantors now and hereafter party thereto, the Lenders now and hereafter party thereto and PNC Bank, National Association, as the Administrative Agent (the “Administrative Agent”)

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Agreement.

A.	Pursuant to Section [2.5][2.6] of the Agreement, the undersigned Borrower irrevocably requests [check one line under 1(a) below and fill in blank space next to the line as appropriate]:

1.(a)	Renewal of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan, originally made on __________ __, ____ OR
Renewal of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan, originally made on __________ __, ____ OR
Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on _____________ to a Loan to which the LIBOR Rate Option applies, OR
Conversion of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan originally made on __________ __, ____ to a Loan to which the Base Rate Option applies.

____________________________________________
6 Swing Loans may only be borrowed at the Base Rate Option.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

[Check one line under 1(b) below and fill in blank spaces in line next to line]:

1.(b)(i)
Under the Base Rate Option. Such Loan shall have a Borrowing Date of __________, ___ (which date shall be (i) be the same Business Day as the Business Day of receipt by the Bank by 10:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Loan to which the LIBOR Rate Option applies is being converted to a Loan to which the Base Rate Option applies).

OR

(ii)
Under the LIBOR Rate Option.  Such Loan shall have a Borrowing Date of _____________ (which date shall be (i) two (2) Business Days subsequent to the Business Day of receipt by the Bank by 10:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the LIBOR Rate Option applies, renewing a Loan to which the LIBOR Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the LIBOR Rate Option applies, or (ii) the same Business Day as the last day of the preceding Interest Period if a Loan to which the LIBOR Rate Option applies is being convert to a Loan to which the Base Rate Option applies).

2.	Such Loan is in the principal amount of U.S. $_____________ or the principal amount to be renewed or converted is U.S. $_____________

 not to be less than $__________ and in increments of $_________ if in excess of $_______ for each Borrowing Tranche to which the LIBOR Rate Option applies and not less than the lesser of $_________ or the maximum amount available for each Borrowing Tranche to which the Base Rate Option applies

3.	[Complete blank below if the Borrower is selecting the LIBOR Rate Option]:
Such Loan shall have an Interest Period of [one week, one Month, two Months, three Months, or six Months].

B.
As of the date hereof and the date of making of the above-requested Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of the Agreement; all of each Loan Party’s representations and warranties therein are true and correct in all material respects; no Default or Event of Default has occurred and is continuing; the making of such Loan shall not violate any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders; and in the event the most recent Compliance Certificate delivered by the Borrower pursuant to Section 8.3.3 of the Credit Agreement indicates that the Consolidated Total Leverage Ratio is greater than 2.75 to 1.00, the Borrower has delivered a pro forma Compliance Certificate giving effect to the proposed extension of credit and which demonstrates that the Consolidated Total Leverage Ratio is less than or equal to 3.00 to 1.00 on a pro forma basis.

[SIGNATURE PAGE FOLLOWS]

  [SIGNATURE PAGE 1 OF 1 TO LOAN REQUEST]

The undersigned certifies to the Administrative Agent, solely in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as to the accuracy of the foregoing.

BORROWER:

3D SYSTEMS CORPORATION

By:
Name:
Title:
Date:	____________, 20__

EXHIBIT 5.8.7(A)
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 10, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among 3D Systems Corporation, a Delaware corporation, the Guarantors from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.8 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[  ]

EXHIBIT 5.8.7(B)
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 10, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among 3D Systems Corporation, a Delaware corporation, the Guarantors from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.8 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________, 20[  ]

EXHIBIT 5.8.7(C)
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 10, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among 3D Systems Corporation, a Delaware corporation, the Guarantors from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.8 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________, 20[  ]

EXHIBIT 5.8.7(D)
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 10, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among 3D Systems Corporation, a Delaware corporation, the Guarantors from time to time party thereto, PNC Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.8 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________, 20[  ]

EXHIBIT 8.3.3

FORM OF
COMPLIANCE CERTIFICATE

This certificate is delivered pursuant to Section 8.3.3 of that certain Credit Agreement dated as of October 10, 2014 (the “Credit Agreement”) by and among 3D Systems Corporation, a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto (the “Guarantors”), the Lenders from time to time party thereto (the “Lenders”) and PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned officer, ______________________, the ___________ [President/Chief Executive Officer/Chief Financial Officer] of the Borrower, does hereby certify, solely in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as of the quarter/year ended _________________, 20___ (the “Report Date”), as follows:

[1.           Consolidated Total Leverage Ratio Calculation.  As of the Report Date the Consolidated Total Leverage Ratio is the ratio as set forth and calculated on Schedule 1 hereto.]7

[OR]

[1.           Maximum Consolidated Total Leverage Ratio (Section 8.2.14).  As of the Report Date, the Maximum Consolidated Total Leverage Ratio (as calculated on Schedule 1) of _.__ to 1.00 is not greater than 3.00 to 1.00 as required in Section 8.2.14 of the Credit Agreement.

2.           Minimum Interest Coverage Ratio (Section 8.2.15).  As of the Report Date, the Consolidated Interest Coverage Ratio (as calculated on Schedule 1) of _.__ to 1.00 is not less than 3.50 to 1.00 as required in Section 8.2.15 of the Credit Agreement.]8

[2.][3.]   Default or Event of Default.  No Default or Event of Default has occurred and is continuing or exists as of the date hereof.

[SIGNATURES FOLLOW]

____________________________________________
7 Choose option 1 if there were no facility outstandings at any time during the fiscal quarter ending of the Report Date.
8 Choose option 2 if there were any facility outstandings at any time during the fiscal quarter ending on the Report Date.

SIGNATURE PAGE 1 OF 1 TO
COMPLIANCE CERTIFICATE

IN WITNESS WHEREOF, the undersigned has executed this Certificate this _____ day of ____________, 20___.

BORROWER:

3D SYSTEMS CORPORATION

By:
Name:
Title:

Schedule 1

Calculations of Financial Covenants

1.	Consolidated EBITDA

	(i)	net income		$____________

	(ii)	to the extent deducted in determining net income for such period

		(a)	depreciation	$____________

		(b)	amortization	$____________

		(c)	other non-cash charges to net income and non-cash expenses (including, but not limited to, non-cash stock-based compensation expenses)	$____________

		(d)	interest expense	$____________

		(e)	income tax expense	$____________

		(f)	one time and non-recurring third-party transaction fees, costs, and expenses directly incurred and paid in cash in connection with the consummation of any Permitted Acquisition or other Investment permitted under Section 8.2.4 of the Credit Agreement9	$____________

		(g)	one time and non-recurring cash consolidation or restructuring charges, integration costs and Costs Savings and Synergies incurred in connection with any Permitted Acquisition or other Investment permitted under Section 8.2.4 of the Credit Agreement and which Cost Savings and Synergies are hereby certified to be costs savings and synergies for such period reflective of actual or reasonably anticipated costs savings and synergies expected to be realized or achieved in the twelve months following the action or event giving rise thereto, net of the amount of actual benefits realized during such period from such action or event, as determined in good faith and which are directly attributable to the Permitted Acquisition or other Investment permitted under Section 8.2.4 of the Credit Agreement, expected to have a continuing impact and factually supportable, in each case determined on a basis consistent with Article 11 of Regulation S-X10	$____________

		(h)	other one time or extraordinary cash charges11	$____________

____________________________________________
9 So long as the Borrower provide the Administrative Agent with a detailed summary of such fees, costs and expenses within forty-five (45) days of closing such Permitted Acquisition or other Investment
10 In an aggregate amount not to exceed the greater of (x) 10% of Consolidated EBITDA (prior to giving effect to such add-backs) and (y) $10,000,000, in each case in any test period.

	(iii)	non-cash credits to net income		$____________

	(iv)	Consolidated EBITDA [(i) + (ii)(a) + (ii)(b) + (ii)(c) + (ii)(d) + (ii)(e) + (ii)(f) + (ii)(g) + (ii)(h) – (iii)] $

2.	Consolidated Total Funded Indebtedness

		(a)	outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments	$____________

		(b)	all purchase money Indebtedness	$____________

		(c)	all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments	$____________

		(d)	all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business but including any earn out or similar obligations to the extent such obligation would be reflected as a liability on the balance sheet in accordance with GAAP)	$____________

		(e)	Indebtedness in respect of capital leases and Synthetic Lease Obligations	$____________

		(f)	net obligations of such Person under any Hedge Agreement	$____________

		(g)	any Guaranty with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary	$____________

		(h)	all Indebtedness of the types referred to in (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.	$____________

		(i)	Consolidated Total Funded Indebtedness [(a) + (b) + (c) + (d) + (e) + (f) + (g) + (h)]	$____________

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11 As mutually agreed between the Borrower and the Administrative Agent.

3.	Consolidated Total Leverage Ratio

	(a)	Consolidated Total Funded Indebtedness (2(i) above)	$____________

	(b)	Consolidated EBITDA (1(iv) above)	$____________

	(c)	Consolidated Total Leverage Ratio [(a)/(b)]	__________:1.0

4.	Consolidated Interest Coverage Ratio

	(a)	Consolidated EBITDA (1(iv) above)	$____________

	(b)	cash interest expense	$____________

	(c)	Consolidated Interest Coverage Ratio [(a)/(b)]	__________:1.0